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                                                                 Exhibit 23.3(a)









       Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Wireless Inc.

The audits referred to in our report dated January 28, 2004, except as to note 20(a), which is as of February 20, 2004, note 20(b), which is as of May 18, 2004, notes 20(c), (d), and (e), which are as of October 19, 2004, note 20(f), which is as of November 12, 2004, and note 20(g), which is as of November 30, 2004, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the registration statement. Our report refers to changes in accounting principles relating to the adoption by the Company of CICA Handbook Section 3062, Goodwill and Other Intangible Assets (Note 2(f)) on January 1, 2002.




/s/ KPMG LLP
Chartered Accountants



Toronto, Canada
November 30, 2004